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                                                                    EXHIBIT 23.2

The Board of Directors
NORFOLK SOUTHERN CORPORATION:

We consent to incorporation by reference in the registration statement on Form S-3 of Norfolk Southern Corporation of our report dated January 23, 1996, relating to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which report appears in the December 31, 1995, annual report on Form 10-K of Norfolk Southern Corporation and subsidiaries. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated January 23, 1996, contains an explanatory paragraph that refers to changes in accounting methods related to income taxes, postretirement benefits, and postemployment benefits.

KPMG PEAT MARWICK LLP

Norfolk, Virginia
January 21, 1997